Exhibit 99.1

Patriot National Expands Partnership with Falls Lake National Insurance Company

FORT LAUDERDALE, Fla., March 26, 2015 – Patriot National, Inc. (NYSE: PN), a national provider of outsourcing solutions to the workers’ compensation insurance industry, today announced the expansion of its partnership with carrier Falls Lake National Insurance Company (formerly known as Stonewood National Insurance Company), a subsidiary of James River Group Holdings, Ltd. (Nasdaq: JRVR).

Falls Lake focuses on underwriting specialty products through limited distribution sources in targeted industries.  As part of the original partnership agreement with Falls Lake announced in February 2014, Patriot National writes workers’ compensation insurance and serves as program administrator with defined underwriting and claims settlement authority for healthcare accounts in key Midwestern states.  The new program will take advantage of the full suite of Patriot National’s services, including general agency services, underwriting, and claim cost containment and related services.

“Patriot National’s growth model calls for securing and growing strategic alliances with carrier partners that share our dedication to providing superior insurance products and industry-leading customer service. Underwriting and handling outsourcing services for the healthcare industry is one of our key verticals and adds significant value to our new expanded program arrangements with Falls Lake,” said Steven Mariano, Patriot National’s Chief Executive Officer.

The expanded partnership agreement broadens the geographies served to 10 states, including Arkansas, Illinois, Indiana, Iowa, Kansas, Michigan, Missouri, Nebraska, Oklahoma, and Texas where Patriot National has an especially strong distribution network.

About Patriot National

Patriot National is a national provider of comprehensive outsourcing solutions within the workers’ compensation marketplace for insurance companies, employers, local governments and reinsurance captives. Patriot National provides general agency services, specialty underwriting and policyholder services and claims administration services to its insurance carrier clients and other clients. Patriot National is headquartered in Fort Lauderdale, Florida with seven regional offices around the country.

About Falls Lake National Insurance Company

Falls Lake underwrites specialty lines insurance on an admitted basis through Falls Lake National Insurance Company, Stonewood Insurance Company, and Falls Lake General Insurance Company. As the admitted insurance platform of James River Group and as subsidiaries of James River Group Holdings, Ltd., they operate against a capital base of almost $500 million. As with its affiliates, James River Insurance Company (excess and surplus lines) and JRG Re (Bermuda based reinsurer), they focus on underwriting specialty insurance products through limited distribution partners focused in our desired industry segments. Falls Lake prefers to write specialty insurance policies on a primary basis, and combine an experienced, common sense approach to the business with rigorous underwriting and claims management and an entrepreneurial culture.

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Patriot National, Inc.

Forward Looking Statements

This press release may include statements that may be deemed to be forward-looking statements. Words such as "may," "will," "should," "likely," "anticipates," "expects," "intends," "plans," "projects," "believes," "estimates," "positioned," "outlook" and similar expressions are used to identify these forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties, and there are important factors that could cause results to differ materially from those indicated in these statements, including the potential that agreements with current or former executives will not be finalized on terms favorable to us or at all, as well as those matters contained in our filings with the Securities and Exchange Commission. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance or events and that results may differ materially from statements made in or suggested by the forward-looking statements contained in this press release. Any forward-looking statement that we may make in this press release speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments.

Media and Investor Contacts:

Financial Profiles, Inc.

Lisa Mueller

(310) 622-8231

Paige Hart

(310) 622-8244

PatriotNational@finprofiles.com

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